THE PERKIN-ELMER CORPORATION
COMPUTATION OF NET INCOME PER SHARE
(Amounts in thousands, except per share amounts)

                                                Six months ended
                                                December 31,   January 31,
                                                1993           1993
Weighted average number of common shares          43,930         43,566

Common stock equivalents - stock options             899          1,214

Weighted average number of
common shares used in calculating
primary net income per share                      44,829         44,780

Additional dilutive stock options
under paragraph #42 APB #15                          159             99

Shares used in calculating fully
diluted net income per share                      44,988         44,879

Calculation of primary and fully
diluted net income per share:

PRIMARY  AND FULLY DILUTED:

Income from continuing operations                 35,676         32,057

Income (loss) from discontinued operations       (12,465)         2,259

Income before cumulative effect of
changes in accounting principles                  23,211         34,316

Loss from cumulative effect on prior years of
changes in accounting principles                                (83,098)

Net income (loss) used in the calculations of
primary and fully diluted net income per share    23,211        (48,782)

PRIMARY per share amounts:

Income from continuing operations                   0.80           0.72

Income (loss) from discontinued operations         (0.28)          0.05

Income before cumulative effect of
changes in accounting principles                    0.52           0.77

Loss from cumulative effect on prior years of
changes in accounting principles                                  (1.85)

Net income (loss)                                   0.52          (1.08)

FULLY DILUTED per share amounts:

Income from continuing operations                   0.79           0.71

Income (loss) from discontinued operations         (0.28)          0.05

Income before cumulative effect of
changes in accounting principles                    0.52           0.76

Loss from cumulative effect on prior years of
changes in accounting principles                                  (1.84)

Net income (loss)                                   0.52          (1.08)


                                  EXHIBIT 11